                                                               EXHIBIT (d)(27)


                       INVESTMENT SUBADVISORY AGREEMENT


               This Investment Subadvisory Agreement is made as of the 1st day of December, 2000, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), PAYDEN & RYGEL INVESTMENT COUNSEL (hereafter "Subadviser"), and THE VANTAGEPOINT FUNDS, a Delaware business trust, and is effective as of December 1, 2000 (the "Effective Date").

               WHEREAS, The Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

               WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

               WHEREAS, Client and Subadviser wish to enter into a sub-advisory agreement pursuant to which Subadviser will provide such assistance to Client.

                                 AGREEMENTS:

               In consideration of the performance by the Subadviser as Investment Subadviser of certain assets held by the Funds, the Client has authorized the Subadviser to manage the securities and other assets as follows:


1.             ACCOUNT

               The account with respect to which the Subadviser shall perform its services shall consist of those assets of the Vantagepoint Income Preservation Fund that the Client determines to assign to an account with the Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Subadviser, make additions to or withdrawals from the Account.


2.             APPOINTMENT STATUS, POWERS OF SUBADVISER

               (a) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Subadviser shall supervise and direct investment of the Account. Client hereby grants the Subadviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Subadviser will consult with Client, upon the request of the Client, concerning any transactions it makes with respect to the investment of the Account.

               (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds. The activities of Client and Subadviser in managing the assets of the Vantagepoint Income Preservation Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of the Vantagepoint Funds.

               (c) Voting. Unless otherwise instructed by Client, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Subadviser will report annually to Client regarding such voting.

               (d) Key Personnel. Subadviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Subadviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Subadviser to replace or supplement the individual(s). In addition, the Subadviser will give Client written notice of the replacement of any employee of the Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

        Key Personnel:       BRIAN MATTHEWS


3.             ACCEPTANCE OF APPOINTMENT

               Subadviser accepts the appointment as an investment Subadviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Subadviser under the provisions of this Agreement.

4.             INVESTMENT POLICIES

               (a) Investment Objectives. Subject to the supervision of the Fund's Board of Directors and the Client, the Subadviser shall direct the investments of the Account in accordance with the Fund's investment objectives, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission on Form N-1A ("Registration Statement"), as currently in effect and as amended or supplemented from time to time, and such other limitations as the Fund or Client may reasonably impose by written notice to the Subadviser or as set forth in SCHEDULE A. Client shall give Subadviser copies of the Fund's Prospectus and Statement of Additional Information, and any amendments or supplements thereto, as soon a practicable after such documents become available.

               (b) Funds' Agreement and Declaration of Trust. The Subadviser will adhere to all specific provisions relating to the investment of the Account established in the Funds' Agreement and Declaration of Trust and Registration Statement, both of which are hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Subadviser of any amendments to the Agreement and Declaration of Trust or Registration Statement, which amendments, upon their receipt by the Subadviser, shall be binding on the Subadviser.

               (c) Investment Subadviser Guidelines. The Subadviser shall act in accordance with the Fund's Prospectus and Statement of Additional Information, and in accordance with the limitations set forth in the specific statement of Investment Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Subadviser. The Client retains the right, on written notice to the Subadviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time as may be allowed pursuant to the 1940 Act.

               (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.


5.             CUSTODY, DELIVERY, RECEIPT OF SECURITIES

               (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Fund (including the Account), and the Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund (including the Account). In the event that any cash or securities of the Fund are delivered to the Subadviser, it will promptly deliver the same over to the custodian, in the name of the Fund.

               (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by the Fund of cash or securities due to or from the Account. The Subadviser will make all reasonable efforts to notify the custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within the close of business one (1) business day after the trade date (T+1).

               (c) Tri-Party Agreement. The Subadviser is authorized to enter into Tri-Party Repurchase Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Client and the subcustodian thereunder is authorized to act as a subcustodian for the Account's assets involved in any tri-party repurchase agreement pursuant to such Tri-Party Agreement.


6.             RECORD KEEPING AND REPORTING

               (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client that are required of an investment adviser to a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, and the rules thereunder, and in accordance with such reasonable instructions as shall be provided to Subadviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

               (b) Reconciliations. Subadviser shall reconcile security and cash positions, and market values on a monthly basis to the Custodian's records and report discrepancies to the Client by ten (10) business days after the end of the month.

               (c) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund's net asset value caused by Subadviser's breach of its standard of care set forth in Section 12 that is a direct cause of a delay in the accurate daily pricing of the Fund(s), provided such loss was not the result of action or inaction of other service providers to the Client or the Fund.

               (d) Reports. Subadviser shall furnish Client and the Board of Directors of the Vantagepoint Funds such periodic and special reports and information as either of them may request, including such information as shall be reasonably necessary to evaluate the terms of any subadvisory agreement between Client and Subadviser with respect to the assets of the Vantagepoint Income Preservation Fund.

               (e) Other Reports on Request. Subadviser shall provide to Client promptly upon request any information available in the records maintained by Subadviser relating to the Account.

               (f) Review of Materials. During the term of this Agreement, the Client shall furnish to the Subadviser at its principal office all prospectuses, statements of additional information, proxy statements, reports to shareholders, advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Subadviser or its clients in any way, prior to the use thereof, and the Client shall not use any such materials if the Subadviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. The Client shall ensure that materials prepared by employees or agents of the Client or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the preceding sentence.


7.             PURCHASE AND SALE OF SECURITIES

               (a) Selection of Brokers. Except to the extent otherwise instructed in writing by Client in acting on behalf of the Fund, (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and applicable federal securities laws, direct portfolio transactions for which Subadviser is responsible to any broker that Client may see fit), Subadviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Subadviser, but not with a person affiliated with Subadviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate"), unless the transaction is in compliance with Rules 17e-1 or lOf-3 under the 1940 Act, as applicable, and the Fund's policies and procedures thereunder, copies of which shall be provided to Subadviser.

               (b) Best Execution. In placing such orders, the Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances. In evaluating the terms available for executing particular transactions for the Fund and in selecting brokers and dealers to execute such transactions, the Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

        (c) Bunching Orders. Client agrees that Subadviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Fund by Subadviser represents Subadviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Subadviser in a manner the Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

        (d) Delivery of Part II of Form ADV. Concurrently with the execution of this Agreement, the Subadviser is delivering to the Client a copy of Part II of its Form ADV, as revised, on file with the Securities and Exchange Commission. The Client acknowledges receipt of such copy.

8.      INVESTMENT FEES


        (a) Fee Schedule. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto.

        (b) For purposes of this section 8 and Schedule C, all payments due to Subadviser shall be solely made from the assets of the Vantagepoint Income Preservation Fund, a portfolio of the Vantagepoint Funds.

        (c) Pro Rata Fee. If the Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder.

9.      BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES


        The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Subadviser to be provided to Client hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser and its members, Affiliates and employees, and Subadviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.


10.     INSIDER TRADING POLICIES AND CODE OF ETHICS


        Subadviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client upon request, and any material violation of such policies by personnel of the Subadviser who are "access persons" with respect to the Account shall be reported to the Client.

11.     INSURANCE

        At all times during the term of this Agreement, Subadviser shall maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Subadviser for Client and for the Subadviser's other clients.


12.     LIABILITY

        In the absence of any negligence, malfeasance, or willful violation of this Agreement, Subadviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Subadviser reasonably believes to be in the best interests of the Client or the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.


13.     TERM

        This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of the Fund's Board of Directors, provided that in such event, continuance shall also be approved by a vote of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.


14.     TERMINATION

        This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty (60) days' written notice to the Client or by Client upon 30 days' written notice to Subadviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Subadviser's change in control as provided in Paragraph 19, upon the termination of the Funds, or upon termination of Client's advisory agreement with the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.


15.     REPRESENTATIONS

        (a) Subadviser hereby confirms to Client that Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.

        (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

        (c) Subadviser hereby acknowledges that the Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations promulgated thereunder of the Internal Revenue Code. Subadviser hereby represents that it is familiar with the requirements of such laws and the rules and regulations thereunder as they apply to the Vantagepoint Funds and has systems and procedures in place reasonably designed to permit Subadviser, Client, and the Vantagepoint Funds to comply with such requirements.


16.     NOTICES

        Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or, telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                                    CLIENT:

                                    Vantagepoint Investment Advisers, LLC
                                    Attention:  Paul Gallagher, Legal Department
                                    c/o ICMA Retirement Corporation
                                    777 North Capitol Street, NE, Ste. 600
                                    Washington, D.C. 20002-4240

                                    SUBADVISER:

                                    Payden and Rygel Investment Counsel
                                    333 South Grant Avenue, Suite 3250
                                    Los Angeles, California 90071

        Each party may change its address by giving notice as herein required.

17.     SOLE INSTRUMENT

        This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.     WAIVER OR MODIFICATION


        No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer, has authority on behalf of Client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Funds shareholders.


19.     ASSIGNMENT AND CHANGE IN CONTROL

        This Agreement shall automatically terminate in the event of its assignment. Subadviser agrees to provide immediate written notice in the event of a change in control. Such a change in control will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.


20.     COUNTERPARTS

        This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.


21.     CHOICE OF LAW

        This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON DECEMBER 1, 2000, and make it effective on the date set forth.


CLIENT                                    SUBADVISER
Vantagepoint                              Payden & Rygel Investment Counsel
Investment Advisers, LLC


by:                                       by:


          [SIG]                                     [SIG]
----------------------------              -------------------------------
(signature)                               (signature)


                                          /s/ BRIAN MATHEWS, MANAGING PRINCIPAL
----------------------------              -------------------------------
Girard Miller, President                  (name, title)


Date:   12/1/00                           Date:  12/4/00



FUNDS
The Vantagepoint Funds


by:


/s/ GIRARD MILLER
-----------------------------
Girard Miller, President


Date: 12/1/00

                                   SCHEDULE A

                             THE VANTAGEPOINT FUNDS

                      VANTAGEPOINT INCOME PRESERVATION FUND

                      STATEMENT OF POLICIES AND GUIDELINES


These investment policies and guidelines have been adopted by the Vantagepoint Funds (the "Funds") to govern the management and administration of the Vantagepoint Income Preservation Fund by the Vantagepoint Investment Advisers, LLC ("VIA"). They may be Funds reviewed and revised at the discretion of the Directors of the Vantagepoint (the "Directors"). VIA is responsible for the monitoring and appointment of subadvisers to handle the day-to-day investment of assets assigned to them.


I.      FUND INVESTMENT OBJECTIVE AND GENERAL DESCRIPTION

        The Vantagepoint Income Preservation Fund (the "Fund") seeks to provide investors with a high level of current income while preserving principal and maintaining a stable net asset value per share. Investments will include fixed income instruments and investment contracts (wrappers) with financial institutions designed to stabilize the Fund's net asset value.

II.     FUND STRUCTURE

        The assets of the Vantagepoint Income Preservation Fund are managed by VIA, which selects investment subadvisers and wrapper contracts for the Fund. The subadvisers may be retained to manage separate accounts under discretionary investment advisory contracts. Each subadviser will be selected for its individual investment management expertise and each will operate independently of the others. Each subadviser must either be registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 or a Bank, Insurance Company or Trust Company exempt as such from registration.

        Each subadviser shall exercise complete management discretion over assets of the Fund allocated to its account in a manner consistent with these Investment Policies and Guidelines and with such further investment limitations and conditions as may be recommended by VIA and approved by the Directors. Subadvisers will be obligated to manage Fund assets as if they were subject to the fiduciary duty of care that applies under the Employee Retirement Income Security Act of 1974 (ERISA) governing pension and profit sharing assets. Such obligation shall not extend to ERISA's prohibited transaction or cross-trading prohibitions. The subadvisers' only obligation hereunder shall be to apply ERISA's general fiduciary duty of care to the Fund. To the extent that any such obligation shall conflict with any provisions of the Investment Company Act of 1940, the latter shall control.

III.    INVESTMENT STRATEGY

        A.      FUND LEVEL STRATEGY

        VIA will seek requisite yield, interest rate responsiveness, diversification, liquidity and principal preservation through high quality investments. The Fund's assets will be allocated in a manner that achieves these objectives. The selected subadvisers are expected to add value over passive benchmarks selected by VIA on a net of fee basis.

        B.      PORTFOLIO LEVEL STRATEGY

        VIA will select subadvisers that represent a variety of applicable fixed income management approaches and investment disciplines to obtain a complementary commingling of styles that will effectively achieve the investment objective of the Fund.

        Investment strategies employed in portfolios underlying the contracts will involve active fixed income management.

        Active management strategies may include:

                - Core strategies which encompass the entire investment grade universe,

                - Tactical management in which attractive sectors of the bond market are identified and undervalued securities within those sectors are owned,

                - Duration management, which adjusts duration, based on the most undervalued sectors of the yield curve or on expected changes in interest rates.


 IV.    PERFORMANCE BENCHMARKS

        Performance benchmarks will be established for the Fund. These benchmarks will be recommended by the VIA and will be subject to review and revision by VIA. Current performance benchmarks are included in
        Section VIII. below.


 V.     DIRECTORS REVIEW

        VIA will report periodically to the Directors on performance of the Fund against benchmarks and on manager results and will evaluate for the Directors the overall performance of the Fund and its objectives. The Directors will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.

VI.     FUND INVESTMENT GUIDELINES


        A.      ELIGIBLE INVESTMENTS

                -       Cash/Cash Equivalents

                - Fixed Income: Security types included in the Fund's benchmark and other securities explicitly approved by VIA that meet credit and liquidity guidelines

                - Derivatives: Financial futures, to be used to obtain exposure to fixed income sectors within the benchmark without incurring leverage. Other derivatives may be used with the explicit approval of VIA and that meet volatility guidelines.

                - Wrapper contracts: Contracts that enable book value accounting and simultaneously ensure benefit responsiveness. The wrappers will be selected from an approved list maintained by VIA's credit analysis department.


        B. PORTFOLIO ASSET ALLOCATION: Characteristics of the VIP Fund should conform to the following asset allocation limitations outlined below.

            ------------------------------------------------------------------------------
                      ASSET TYPE                TARGET         MINIMUM        MAXIMUM
            ------------------------------------------------------------------------------
            Cash and Cash                         10%             5%            100%
            Equivalents
            ------------------------------------------------------------------------------
            Enhanced Cash                         30%             0%            100%
            ------------------------------------------------------------------------------
            Lehman Intermediate Gov't/Credit      30%             0%            50%
            ------------------------------------------------------------------------------
            Lehman Aggregate                      30%             0%            50%
            ------------------------------------------------------------------------------


        C.      PORTFOLIO DURATION: The target duration for the overall Fund is
                2.5 YEARS. At any given time the duration of the Fund may deviate from the target within a range of PLUS OR MINUS 1 YEAR.

        D. PORTFOLIO QUALITY: The target overall quality of the Fund is AA. Investment guidelines at the Fund and manager level are designed to achieve this target. The minimum quality for any issue in the portfolio is BBB-.

        E. ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                        -       Portfolio Turnover

                        -       Realized Gains and Losses

        F. SECTOR DIVERSIFICATION: Sector diversification will vary depending on the subadviser's style and investment approach. These limits will be set by VIA with each subadviser.

        G.      PROHIBITED PRACTICES AND SECURITIES:

                -       Use of leverage

                -       Short Sales

                - Securities for which there is no established trading market

                - Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the Fund

                - Securities issued by the subadvisers, wrappers or their affiliates

                -       Equity securities and their derivatives.

        H.      SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

                Any securities or practices not enumerated in the Fund Level Investment Guidelines Section may be used but only if explicitly approved in advance by VIA and reported to the Directors.


VII.    SECURITIES LENDING

        VIA will deem the securities in the synthetic fixed income portfolios as eligible for the VIA's securities lending program.


VIII.   PERFORMANCE EVALUATION

        The performance of the fund at the subadviser, Fund and RC External Product level is outlined as follows:

                1.      VANTAGEPOINT INCOME PRESERVATION FUND-FUND LEVEL
                        BENCHMARK: The Fund's overall benchmark will be a composite consisting of 10% 90-Day T-Bill plus a 90% wrapped portion consisting of 30% 90-Day T-Bill plus 30% Lehman Brothers Intermediate Government/Credit Index plus 30% Lehman Brothers Aggregate Index.

                2. VANTAGEPOINT INCOME PRESERVATION FUND PEER GROUP: The Institute of Management and Administration (IOMA) Stable Value Pool. VIA may select any benchmark considered suitable for the Fund.

                                  SCHEDULE B-1


                      VANTAGEPOINT INCOME PRESERVATION FUND

                              INVESTMENT GUIDELINES
                                       FOR

                        PAYDEN & RYGEL INVESTMENT COUNSEL
                              MONEY MARKET MANDATE


Payden & Rygel Investment Counsel manages the 10% cash portfolio of the Vantagepoint Income Preservation (VIP) Fund which will be used to provide liquidity. Payden & Rygel seeks to generate a high level of current income while providing preservation of capital and liquidity.

I.      ELIGIBLE INVESTMENTS

        A. CASH/CASH EQUIVALENTS: Securities with maturities less than 397 days at time of purchase that are "First Tier" as defined in Rule 2a-7 under the Investment Company Act of 1940.

II.     PROHIBITED PRACTICES AND SECURITIES

        A. Acquisition of securities that would cause the average maturity of the portfolio to exceed 90 days. The calculation of the average portfolio maturity will be determined by Rule 2a-7.

        B. Acquisition of securities of an issuer (other than obligations of the U.S. government, its agencies, and instrumentalities) that would cause more than 5% of the portfolio to be invested in such securities.

        C. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the portfolio at the time of purchase with the exception of the financial services industry. This restriction does not apply to investment in obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities and bank instruments such as certificates of deposit, bankers acceptances, time deposits, and bank repurchase agreements.

        D.      Short Sales

        E.      Options

        F.      Commodities


Investment Guidelines -- Payden&Rygel:Money Market -- November 20, 2000

        G.      Securities for which there is no established trading market


        H. Foreign securities unless issued and traded in the U.S. All securities will be denominated in U.S. dollars.

        I. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the portfolio; use of futures to obtain market leverage.

        J.      Securities offered by the Adviser or its affiliates

        K.      Commingled and registered mutual funds.


III.    SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

        Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.


IV.     PERFORMANCE BENCHMARK AND MONITORING CRITERIA

        The standards outlined in this section are subject to review by VIA as when and appropriate.

        A.      PERFORMANCE BENCHMARK

        The market benchmark for measuring investment performance for the Adviser is the IBC ALL TAXABLE INSTITUTIONAL MONEY FUND AVERAGE. The Adviser is expected to outperform the benchmark net of Adviser fees over rolling one-, three-, and five-year periods.




Investment Guidelines -- Payden&Rygel:Money Market -- November 20, 2000

                                  SCHEDULE B-2

                      VANTAGEPOINT INCOME PRESERVATION FUND

                              INVESTMENT GUIDELINES
                                       FOR

                        PAYDEN & RYGEL INVESTMENT COUNSEL
                              ENHANCED CASH MANDATE


Payden & Rygel Investment Counsel manages the 30% Enhanced Cash portfolio of the Vantagepoint Income Preservation (VIP) Fund. The purpose of the Enhanced Cash portion of the Fund is to provide a measure of overall Fund interest rate responsiveness and liquidity. Payden & Rygel Investment Advisors, Inc. seeks to add value over the benchmark through active management of the portfolio within the following guidelines.


I.      ELIGIBLE INVESTMENTS

        A.      FIXED INCOME SECURITIES:

                - Money market instruments including CDs, Commercial Paper, Bankers Acceptances, Time Deposits, Repurchase and Reverse-repurchase agreements, Floating rate instruments, US money market funds and bank STIFs

                -       Securities issued by the US Government or its Agencies

                - Dollar denominated fixed-income securities of US and foreign issuers including corporations and quasi-government entities

                -       Mortgage Pass-Throughs and Collateralized Mortgage
                        Obligations

                -       Commercial Mortgage-Backed Securities

                -       Asset --backed securities

        B. FINANCIAL DERIVATIVES: Financial derivative instruments such as futures, options and swaps will be permitted to manage interest rate exposure.

        C.      ELIGIBLE INVESTMENT LIMITS

                The following limits encompass the intended enhanced cash portfolio mandate.

                                                                      Maximum
                                                                      -------
                  CASH AND CASH EQUIVALENTS
                  -------------------------
                  Cash and cash equivalents                             100%


Investment Guidelines -- Payden&Rygel Enh.Cash -- November 20,2000

                FIXED INCOME SECURITIES                                   MAXIMUM
                -----------------------                                   -------

                Money market equivalents; Commercial Paper, T-Bills,
                Agency Debentures,

                Overnight repurchase agreements                            100%

                US Gov't and Agency securities                             100%

                Corporates                                                 75%

                Mortgage pass-through securities                           50%
                issued by GNMA, FNMA, FHLMC

                Asset-Backed Securities                                    75%

                No more than 25% of the portfolio will be invested in a single industry with the exception of financial services. This restriction does not apply to investment in obligations issued or guaranteed by the US government, its agencies or instrumentalities and bank instruments such as certificates of deposit, bankers acceptances, time deposits, and bank repurchase agreements.

                No more than 5% of the portfolio's market value will be invested in securities of any one issuer (except US Governments and Agencies).

        D. ELIGIBLE PRACTICES: There are no restrictions on Advisers as to the following:

                1.      Portfolio turnover.

                2.      Realized gains and losses.

                3. The portfolio may use US Treasury note and bond financial futures as a means of obtaining interest rate exposure. Futures transactions must be made on national exchanges where purchases and sales transactions are regularly executed and regulated. At no time shall the notional value of futures contracts exceed 10% of the fair market value of the Adviser's portfolio.

                4. The portfolio may enter into repurchase agreements collateralized at least 102% with US Treasury securities. The maximum term-to-maturity of any one agreement shall not more than seven days and the collateral must be marked to market daily.


Investment Guidelines -- Payden&Rygel Enh.Cash -- November 20,2000

                5. The portfolio may enter into reverse repurchase agreements with qualified brokers, dealers, banks, or other financial institutions only for the purpose of realizing additional net investment income. The maximum term-to-maturity shall not be more than thirty days. The proceeds of the transaction can be invested in only the highest quality securities that have a holding period equal to the term of the Agreement.

                6. In all repurchase agreements/reverse repurchase agreements, delivery of collateral must be made to the custodian against payment.


II.     PROHIBITED PRACTICES AND SECURITIES

        A. Derivative securities including the following mortgage-related derivatives: Leveraged Inverse Floaters, IOs, POs, Jump Zs but not including approved financial futures.

        B.      Private Placements (not including 144As).

        C.      Transactions resulting in a leveraged position.

        D. Equity securities and their derivatives, including preferred stock; convertible bonds before conversion are eligible.

        E.      Short sales.

        F.      Commodities other than approved financial futures.

        G.      Investments in foreign currencies.

        Exceptions to the above listed eligible investments and prohibited securities or practices may be permitted with prior consent from VIA.

III.    CREDIT CRITERIA

        At the time of purchase, all securities must be rated by Moody's, Standard & Poor's, Duff and Phelps or Fitch. The lower of the Moody's or Standard & Poor's ratings shall be used in assigning an issue's rating. Purchases will be made only of publicly traded securities, with the following minimum ratings at time of purchase:

        - The minimum average portfolio quality for the Payden &Rygel-managed portfolio will be AA (market-value weighted).



Investment Guidelines -- Payden&Rygel Enh.Cash -- November 20,2000

          -    The minimum quality at purchase per security is BBB.

          1.   Mortgage-backed Securities                               A
          2.   Corporates                                               BBB
          3.   Asset-Backed Securities                                  BBB
          4.   Commercial-Mortgage Backed Securities                    AA
          5.   Money Market Instruments                                 A-1/P-1

          In the event a portfolio investment is downgraded below the credit quality guidelines, including a downgrading which makes the credit quality below investment grade by both Moody's and Standard & Poor's, the Adviser shall notify VIA within TWO business days of notice of downgrade. The Adviser shall provide an evaluation and recommend a course of action that requires approval by VIA.


IV.       DURATION

          The normal effective duration range for the overall enhanced cash portfolio will be 0.25 TO 0.75 YEARS, NOT TO 1.5 EXCEED YEARS.

          For securities with put dates, the average maturity to the put date will be used for guideline purposes instead of the final maturity.

          For securities with reset dates, the reset date will be used for guideline purposes instead of the final maturity.


V.        SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

          Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by the VIA.


VI.       PERFORMANCE BENCHMARK AND MONITORING CRITERIA

          The standards outlined in this section are subject to review by VIA with revisions when appropriate.

          A.   PERFORMANCE BENCHMARKS

          The market benchmark for measuring investment performance for the Adviser is 3-MONTH LIBOR. The Adviser is expected to outperform the benchmark net of Adviser fees over rolling one, three and five-year periods.


Investment Guidelines - Payden&Rygel Enh.Cash - November 20, 2000

                                  SCHEDULE C

                    VANTAGEPOINT INCOME PRESERVATION FUND


                                  FEE SCHEDULE
                                       FOR

                       PAYDEN & RYGEL INVESTMENT COUNSEL


The Adviser's quarterly fee shall be calculated based on the average daily net assets of the assets under management (the sum of both Enhanced Cash and Money Market accounts) as provided by the Custodian, based on the following annual rate.



                  First    $200 million          0.10 percent
                  Next     $100 million          0.09 percent
                  Over     $300 million          0.08 percent